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                     October 30, 2020

       Mark A. Parkey
       Chief Executive Officer and President
       J. Alexander's Holdings, Inc.
       3401 West End Avenue, Suite 260
       P.O. Box 24300
       Nashville, TN

                                                        Re: J. Alexander's
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 29, 2019
                                                            Filed March 13,
2020
                                                            File No. 1-37473

       Dear Mr. Parkey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Jessica L. Hagler,
Chief Financial Officer